Exhibit 99.1
SELECTICA ANNOUNCES FIRST QUARTER
FISCAL 2006 FINANCIAL RESULTS
SAN JOSE, Calif. – August 9, 2005 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales and contract management solutions, today announced financial results for the first fiscal quarter ended June 30, 2005.
Revenue for the first quarter of 2006 was $7.1 million, in line with the Company’s expectations. This compares to revenue of $7.7 million for the same period in the previous year. Net loss for the quarter was $2.7 million, or ($0.08) per share, compared with a net loss of $3.6 million, or ($0.11) per share, in the first quarter of fiscal year 2005. Net loss for the first quarter of fiscal 2006 includes a restructuring charge related to severance of approximately $700,000. Bookings remained below the level required to reach profitability.
“We made good progress on a number of our key initiatives during the first quarter,” said Vince Ostrosky, CEO of Selectica. “Our expansion into the contract management business is proceeding well. We were pleased that all of Determine Software’s expiring contracts renewed with Selectica, and we also added new customers during the first quarter. We are seeing good demand in the contract management space, and we are expanding our sales and marketing efforts to fully capitalize on the opportunities available to us.
“With respect to our core sales management software, we are continuing to execute on our application strategy and we have expanded our ability to offer highly targeted applications based on our powerful configuration, pricing and quoting engines. We have built a good pipeline of opportunities for specialized applications for the insurance and telecom industries that we are marketing with a channel partner. These applications have been introduced into the Asia Pacific and European markets and contributed to our revenue during the first quarter. We have adopted this same application focus with our new Enterprise Productivity Suite (EPS) and we plan to offer tailored versions for specific sub-sectors within the discrete manufacturing industry. We believe this approach will allow us to more closely match the unique needs of these types of manufacturing companies and generate a higher level of bookings with EPS in future quarters,” said Mr. Ostrosky.
Financial Highlights
Licenses represented 29% of revenue, and services represented 71% of revenue in the first quarter of fiscal 2006. Overall gross margin was 62% in the first quarter, compared with 57% in the previous year period. The increase in gross margin is attributable to higher license margins and greater efficiencies in the professional services organization.
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Selectica, Inc.

Total operating expenses were $7.6 million compared with $8.2 million in the first quarter of fiscal 2005. The decline in operating expenses reflects the impact of the Company’s efforts to reduce its cost structure, which were partially offset by a restructuring charge of approximately $700,000 related to severance. The Company also experienced higher audit fees, Sarbanes-Oxley compliance costs, and quarterly legal expenses for patent litigation than in the same quarter of the prior year.
Selectica’s financial position remains strong with approximately $96.3 million in cash, cash equivalents and investments, and no long-term debt as of June 30, 2005.
Outlook
For the second quarter of fiscal 2006 ending September 30, 2005, Selectica expects revenue to range between $5.5 million and $6.0 million, and net loss per share to range between ($0.07) and ($0.09) per share.
Commenting on the outlook for Selectica, Mr. Ostrosky said, “We are making progress in transitioning Selectica into a more vertically-driven, application-focused software company, which we believe will enhance our ability to compete in the current environment. However, the low level of bookings experienced during the transition will result in our reported revenue declining in the second quarter. As we bring our applications to market, we believe we can accelerate our sales activity, which combined with our lower expense levels, should reduce our net loss per share in the second half of fiscal 2006.”
Conference Call and Webcast
Selectica will hold a conference call to discuss first quarter results today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation’s section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC) provides high performance enterprise software that enables customers to manage and sell complex offerings. The company’s solutions are used to simplify, integrate, and accelerate product lifecycle management, order configuration and contract management.
Selectica customers represent global manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. www.selectica.com.
Forward Looking Statements
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Selectica, Inc.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including the recently acquired products of Determine Software, the success of the ongoing restructuring of Selectica’s operations, potential customer and employee disruption due to the unsolicited proposal from Trilogy, Inc., the cost and potential disruption of the ongoing patent litigation with Trilogy, Inc., and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	March 31,
	2005	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$20,884	$29,360
Short-term investments	69,349	63,903
Accounts receivable, net of allowance for doubtful accounts of $76 and $149, respectively	2,195	2,811

Prepaid expenses and other current assets	2,099	2,093

Investments, restricted—short term	182	182

Total current assets	94,709	98,349

Property and equipment, net	2,959	3,158
Other assets	1,267	511
Long-term investments	6,019	5,606

Total assets	$104,954	$107,624

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,948	$2,261
Accrued payroll and related liabilities	1,320	1,935
Other accrued liabilities	1,623	1,472
Deferred revenues	3,233	2,802

Total current liabilities	8,124	8,470

Other long term liabilities	1,400	1,434

Commitments and contingencies

Stockholders’ equity:
Preferred stock	0	0
Common stock	4	4
Additional paid-in capital	292,854	292,616
Deferred compensation	(62)	(91)
Accumulated deficit	(175,342)	(172,613)
Accumulated other comprehensive income	(276)	(448)
Treasury stock	(21,748)	(21,748)

Total stockholders’ equity	95,430	97,720

Total liabilities and stockholders’ equity	$104,954	$107,624

Selectica, Inc.

SELECTICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT — PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended
	June 30,
	2005	2004
Revenues:
License	$2,034	$2,056
Services	5,045	5,687

Total revenues	7,079	7,743
Cost of revenues:
License	132	199
Services	2,587	3,152

Total cost of revenues	2,719	3,351

Gross profit	4,360	4,392
Operating expenses:
Research and development	2,565	3,255
Sales and marketing	1,737	2,975
General and administrative	3,302	1,984

Total operating expenses	7,604	8,214

Loss from operations	(3,244)	(3,822)
Interest and other income, net	545	223

Loss before provision for income taxes	(2,699)	(3,599)
Provision for income taxes	30	—

Net loss	$(2,729)	$(3,599)

Basic and diluted net loss per share	$(0.08)	$(0.11)

Weighted-average shares of common stock used in computing basic and diluted net loss per share	32,821	32,516

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